EXHIBIT 10.5

RESELLER AND CONSULTING SERVICES AGREEMENT

THIS AGREEMENT is made the 7th of February 2006

BETWEEN

1. ITONIS INC. (formerly Kenshou Inc.) a company incorporated under the laws of the State of Nevada and having a business address at Klimentska 10, 110 00 Praha 1, Czech Republic (“ITonis”)

And

2. MAKEITWORK APS a company incorporated in Denmark with registration number 26784484 and having an address at Asgaardsvej 10, DK 1811 Frederiksberg C, Denmark (”Agent”)

WHEREAS

The parties wish the Agent to act as a self-employed marketing and distribution agent for ITonis’ Services/Products.

1. Appointment

ITonis appoints the Agent to promote and resell the products and services specified in Schedule 1 (the “Products and Services”) in the territory specified in Schedule 2 (the “Territory”) and the Agent accepts the appointment and agrees not to sell in the Territory, or any other territory, any products/services which are the same as or similar to the Products and Services supplied by ITonis during the currency of this Agreement.

2. Duration of this Agreement

This Agreement comes into force on the date set out in Schedule 3 for the duration of 2 years. For each subsequent year, providing the Agent continues to reach the targets, as agreed by both parties prior to the commencement of the year in question, this Agreement will automatically renew for an additional year. Should it not be possible to agree on annual targets, the only recourse is through arbitration (see paragraph 12 of this Agreement).

3. Supply of Stock

During the term of this Agreement ITonis will deliver to the Agent the Products and Services as ordered by the Agent for resale/distribution to the customers introduced by the Agent.

All of the Products and Services as listed in Schedule 1 must be ordered through ITonis.

4. Price of the Products and Services

The retail price of the Products and Services is to be agreed in writing in good faith between the parties from time to time.

5. Expenses

All expenses including travel and promotion that are incurred by the Agent and in connection with this Agreement will be borne by the Agent. ITonis will however co-operate wherever possible by making available promotional material whenever possible.

6. Training

The Agent will carry out the full sales and marketing distribution of the Products and Services. ITonis agrees, however, to provide assistance with training if from time to time this is required by the Agent or if ITonis specifically requests an Agent to attend a training support program. Full training can be provided if considered necessary.

7. Agent’s Duties

The Agent hereby agrees to endeavour to do his utmost for the successful promotion and sales of the Products and Services in the Territory and shall act at all times during this Agreement towards ITonis dutifully and in good faith.

The Agent shall, in the course of dealing with all customers and prospective customers for the Products and Services, ensure that a proper Non Disclosure Agreement is accepted and signed by the customer before any of the Products and Services are supplied to the customer.

The Agent shall not make or give any promises, warranties, guarantees or representations concerning the Products and Services other than those contained in the Products and Services product definitions or in the terms and conditions provided by ITonis and published from time to time by ITonis. The Agent must not do anything (either during the continuation of this Agreement or thereafter), the intention or effect of which is, in the opinion of ITonis, liable to bring ITonis or their service into disrepute.

The Agent must provide ITonis with a detailed quarterly report (within 30 days of the each of each fiscal year) on the sales efforts and the sales achieved, including details of customers to whom the sales are effected in order for ITonis to generate the appropriate invoices (unless the Agent is authorised to submit its own invoices).

The Agent will provide ITonis with (a) up-to-date information on trends and changes in the industry with respect to the range of Products and Services, (b) market feed-back with respect to similar Products and Services, prices, quality, etc, (c) market information on other dealers or similar products in the Territory, and (d) prompt notification to ITonis of any complaint or after-sales enquiry concerning the Products and Services received by the Agent.

The Agent will maintain regular contact with customers as required.

The Agent will bear all marketing expenses incurred in the Territory unless, on a case by case basis, any other arrangement mutually agreed in writing with Itonis is made. The Agent will seek ITonis’ prior consent to any promotional or advertising activity that the Agent wishes to undertake in relation to the Products and Services.

The Agent will arrange for the necessary infrastructure for effective sales, marketing and distribution of the Products and Services.

The Agent must comply with all reasonable instructions of Itonis in relation to the operation of this Agreement or to the supply of the Products and Services.

8. ITonis’ duties

ITonis will provide the Products and Services to the Agent in a timely fashion..

In consideration of the obligations undertaken by the Agent hereunder and subject to any targets set out in schedule 4 of this Agreement, Itonis shall pay the Agent commission at the rate of 40% of the net profits resulting from the sale of the Products and Services.

Payment will be made to the Agent within 21 days of a month end in respect of delivery of the sales of Products and Services resulting from the efforts of the Agent hereunder in the Territory.

ITonis will provide the Agent with marketing support by providing the Agent with:

(a)	Competitive market pricing of the Products and Services;
(b)	the best possible delivery time on stock;
(c)	reasonable supply of brochures should they be deemed to be required by the Agent and ITonis;
(d)	training to the Agent and the Agent’s personnel handling the sales of the Products and Services; and
(e)	full support in conducting the sales of the Products and Services.

9. Agent to provide Commercial Director for ITonis

The Agent agrees to provide to ITonis the services of its employee, John Marienhof, for the duration of this Agreement, to act as Commercial Director of ITonis and to provide such services to ITonis in accordance with a job description to be agreed in writing between the parties.

In consideration of the Agent providing such employee services, ITonis shall pay to the Agent a fixed sum of US$30,000 per month as a non-refundable advance against the commission payable to the Agent under Clause 8 above. The fixed sum, or any part thereof, shall not be refundable by the Agent to ITonis if, in any monthly period, the commissions earned under Clause 8 above shall be less than US$30,000. Payment is to be paid by the 15th of the month (starting January). Payment will be made on the first day of each calendar month as an advance against sales Products and Services in the same month so long as ITonis has sufficient cash flow to allow for such payment. In the event that ITonis does not have sufficient cash flow to make such a payment, the advance will accrue as a liability of ITonis in the form of a non-interest bearing account payable.

10.	Sub-Agent or distributor

If the Agent wishes to sell the Products and Services through a sub-agent or distributor the Agent will need to obtain the written permission of ITonis. Agents must inform ITonis of any changes effected, upon implementation of such a change.

The Agent will take all reasonable measures to ensure that its employees or agents do not engage in any activity, or obtain any interest, which is in conflict with providing the Products and Services fairly and independently in the market place.

11.	Other Terms and Conditions

Any other terms and conditions that are not stipulated in this Agreement will be decided and agreed in writing between the two parties during the tenure of this Agreement.

12.	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of Nevada excluding that body of laws known as conflicts of law. Any dispute arising under or in connection with any matter related to this Agreement or any related agreement shall be resolved exclusively by arbitration. The arbitration shall be in conformity with and subject to the applicable rules and procedures of the American Arbitration Association. All parties agree to be (i) subject to the jurisdiction and venue of the arbitration in the State of Nevada, (ii) bound by the decision of the arbitrator as the final decision with respect to the dispute and (iii) subject to the jurisdiction of the Superior Court of the State of Nevada for the purpose of confirmation and enforcement of any award.

13.	Termination

Termination with Notice

Notwithstanding any other provision of this Agreement, either party may, at any time, give three month’s advance written notice to the Consultant of its intention to terminate this Agreement and on the expiration of such period this Agreement shall be terminated.

Termination by ITonis for Cause

Notwithstanding any other provision of this Agreement, ITonis may, at any time, give written notice to the Agent of its intention to terminate this Agreement if the agent acts or omissions would constitute just cause, including a wilful action or inaction, illegal act or gross negligence on the part of the Agent, and at such time this Agreement shall be terminated. Upon such termination, any remuneration payable hereunder shall be proportioned to the date of such termination and shall be paid on the date of such termination together with any other amounts then due and owing to the Agent as of the date of termination.

14.	Alterations

ITonis shall not be under any obligation to continue the manufacture or delivery of all or any of the Products and Services and shall be entitled to make such alterations to the Products and Services as it may think fit.

15.	Authorised Agent

The Agent shall be entitled to describe itself as ITonis’ “Authorised Agent” for the Products and Services but will not be entitled to bind ITonis in any way.

16.	No Partnership

This Agreement does not create a partnership.

17.	Force Majeure

Other than with respect to failure to make payments due hereunder for service actually used, neither party shall be liable under this Agreement for delays, failures to perform, damages, losses or destruction, or malfunction of any equipment, or any consequence thereof, caused or occasioned by reasons beyond the reasonable control of such party, including, without limitation, fire, earthquake, flood, water, the elements, labour disputes or shortages, utility curtailments, power failures, explosions, civil disturbances, war, governmental actions, shortages of equipment or supplies, unavailability of transportation, acts or omissions of third parties (“Force Majeure”).

18.	Notices

Where this Agreement provides for the giving of notice or the making of any other communication to the other party, such notice or communication will not (unless otherwise expressly provided) be effective unless given or made in writing in accordance with the following provisions of this clause. Any notice or communication to be given or made under or in connection with this agreement may be:

(a) delivered or sent by post to:
Agent
Nordic IPTV Company ApS
Asgaardsvej 10
DK 1811
Frederiksberg C, Denmark
Fax: +45 78780112 ]
Email: john.marienhof@gmail.com

ITonis
Itonis
Klimentska 10
110 00
Praha 1
Czech Republic
Fax: +420 296578199
Email: Nicolas.lavaud@itonis.tv
Any notice or other communication so delivered or sent will be deemed to have been served at the time when it is received at the address to which it is delivered or sent except that if that time is between 5.30 p.m. on a Relevant Day and 9.00 a.m. on the next Relevant Day it will be deemed to have been served at 9.00 a.m. on the second of such Relevant Days. Where either party has given notice to the other of any different address or number to be used for the purposes of this clause then such different address or number will be substituted for that shown above. For the purposes of this clause:

(a) "Postal Address" means the address shown in (a) above or any different address substituted under this section;

(b) "Relevant Day" means any day other than a Saturday, Sunday or a day which is a public holiday at the Postal Address of the receiving party;

(c) any reference to a time is to the time at the Postal Address of the receiving party;

(d) reference to an electronic communication (including a fax) being received will, in the case of a party which is a corporate body or partnership, mean receipt at the first device hosting electronic communication product for that corporate body or partnership at which it is received.

In WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first indicated above.

ITONIS INC.	NORDIC IPTV COMPANY APS
Per: 7.2.2006	Per 7. Feb. 2006

/s/ Nicolas Lavaud	/S/ John Marienhof
Nicolas Lavaud, Director	John Marienhof, Director

Schedule 1

The Products and Services

ITonis IP Television solution

ITonis Video on Demand solution

ITonis video server

And any other products/services to be offered to the Agent from time to time, and notified to the Agent.